                                       Rule 424(b)(3)
                                       Registration Statement No. 333-92258 and
                                                                  333-98743
                                       CUSIP # 12560PCP4

PRICING SUPPLEMENT NO. 5
Dated November 20, 2002 to
Prospectus, dated September 13, 2002 and
Prospectus Supplement, dated September 13, 2002.

                                 CIT GROUP INC.
                       GLOBAL MEDIUM-TERM FIXED RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            ( ) Senior Subordinated Note

Principal Amount: U.S. $75,000,000.00.

Proceeds to Corporation: 99.94752% or $74,960,640.00.

Agent Commission: 0.048480% or $36,360.00.

Issue Price: 99.99600% or $74,997,000.00.

Original Issue Date: November 25, 2002.

Maturity Date: November 25, 2003.

Interest Rate: The notes will bear interest at an annual rate of 2.850%.

Specified Currency: U.S. Dollars.

Delivery: It is expected that the Notes will be ready for delivery in book-entry form on or about November 25, 2002.

Form: Global Note.

Interest Payment Date: Interest will be paid only at maturity.

Accrual of Interest:  Accrued interest will be computed by adding the Interest
                      Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest Factor" for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

Barclays Capital                                           Goldman, Sachs & Co.



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Exchange Listing: None

Other Provisions:

Trustee, Registrar, Authenticating and Paying Agent: Bank One Trust Company,
N.A.

Agents:

                  Agent                                        Principal Amount
                  -----                                        ----------------
                  Barclays Capital Inc.                             $50,000,000
                  Goldman, Sachs & Co.                              $25,000,000
                                                                    -----------
                  Total                                             $75,000,000

CUSIP: 12560PCP4

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